Exhibit 99.1

Epygen Biotech Announces Funding from India Government for

Development of a COVID-19 Vaccine Using

Dyadic’s Licensed C1 Protein Production Platform

•	India’s Department of Biotechnology, Government of India to support scale up and production of cGMP batches of SARS-Cov-2 antigen
•	Funding earmarked to support Phase 1 and 2 clinical trials of Epygen’s COVID-19 vaccine candidate
•	Dyadic’s C1 protein production platform will serve as foundation for Epygen’s initial low-cost commercial COVID-19 vaccine

JUPITER, FL / April 13, 2022, Dyadic International, Inc. (“Dyadic”, “we”, “us”, “our”, or the “Company”) (NASDAQ: DYAI), a global biotechnology company announced today that Dyadic Licensee, Epygen Biotech PVD, LTD., has received funding from the Department of Biotechnology, Government of India, to advance an affordable COVID-19 vaccine candidate through Phase 1 and Phase 2 clinical trials in India which utilizes Dyadic’s C1 protein production platform. Epygen Biotech is an Indian Biopharmaceutical company engaged in both research and manufacturing of therapeutic proteins for critical diseases and novel vaccines.

“We are pleased that the Government of India will be supporting the development of Epygen’s COVID-19 vaccine candidate through Phase 1 and Phase 2 clinical trials using Dyadic’s C1 protein production platform. As Dyadic and our licensees advance vaccine programs through human clinical safety trials globally, we expect that our C1 technology platform will be used to manufacture and distribute affordable vaccines, and other therapeutic treatments for millions of patients in India and other countries. These efforts work towards relieving regional populations’ dependence on other nations for life saving vaccines and therapies,” said Mark Emalfarb, Dyadic’s President and Chief Executive Officer.

Debayan Ghosh, Founder and CMD of Epygen Biotech PVD, LTD., commented, “There exists a natural process of continuous mutation of the Coronavirus. Vaccines evolve against new variants to stay ahead in the game. I personally have more than two decades of experience working with the C1 platform, which gives me tremendous confidence in this technology. Our aim is to initially produce 100 million doses per year, at an anticipated price point of approximately US$2 per dose, of the potential vaccine which could be used as the primary as well as booster against present and future SARS-CoV-2 variants. We are further planning to raise approximately US$26 million for Phase III, which will help us augment our production capacity and roll out the vaccine as soon as possible.”

About Dyadic International, Inc.

Dyadic International, Inc. is a global biotechnology company which is developing what it believes will be a potentially significant biopharmaceutical gene expression platform based on the fungus Thermothelomyces heterothallica (formerly Myceliophthora thermophila), named C1. The C1 microorganism, which enables the development and large-scale manufacture of low-cost proteins, has the potential to be further developed into a safe and efficient expression system that may help speed up the development, lower production costs and improve the performance of biologic vaccines and drugs at flexible commercial scales. Dyadic is using the C1 technology and other technologies to conduct research, development and commercial activities for the development and manufacturing of human and animal vaccines and drugs, such as virus like particles (VLPs) and antigens, monoclonal antibodies, Fab antibody fragments, Fc-Fusion proteins, biosimilars and/or biobetters, and other therapeutic proteins. Certain other research activities are ongoing which include the exploration of using C1 to develop and produce certain metabolites and other biologic products. Dyadic pursues research and development collaborations, licensing arrangements and other commercial opportunities with its partners and collaborators to leverage the value and benefits of these technologies in development and manufacture of biopharmaceuticals. As the aging population grows in developed and undeveloped countries, Dyadic believes the C1 technology may help bring biologic vaccines, drugs, and other biologic products to market faster, in greater volumes, at lower cost, and with new properties to drug developers and manufacturers, and improve access and cost to patients and the healthcare system, but most importantly save lives.

Please visit Dyadic’s website at http://www.dyadic.com for additional information, including details regarding Dyadic’s plans for its biopharmaceutical business.

Safe Harbor Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including those regarding Dyadic International’s expectations, intentions, strategies, and beliefs pertaining to future events or future financial performance. Actual events or results may differ materially from those in the forward-looking statements because of various important factors, including those described in the Company’s most recent filings with the SEC. Dyadic assumes no obligation to update publicly any such forward-looking statements, whether because of new information, future events or otherwise. For a more complete description of the risks that could cause our actual results to differ from our current expectations, please see the section entitled “Risk Factors” in Dyadic’s annual reports on Form 10-K and quarterly reports on Form 10-Q filed with the SEC, as such factors may be updated from time to time in Dyadic’s periodic filings with the SEC, which are accessible on the SEC’s website and at http://www.dyadic.com.

Contact:

Dyadic International, Inc.

Ping W. Rawson

Chief Financial Officer

Phone: (561) 743-8333

Email: prawson@dyadic.com

Epygen Biotech PVD, LTD

Debayan Ghosh, Founder CMD

mailto: debayan@epygen.com